UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2015 (December 31, 2014)

PROTEA BIOSCIENCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51474	20-2903252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 Hartman Run Road

Morgantown, West Virginia 26505

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (304) 292-2226

 No change

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Offering

On December 31, 2014 (the “Subsequent Closing”), Protea Biosciences Group, Inc. (the “Company”) received $84,200 in aggregate gross cash proceeds from 3 accredited investors in connection with the sale of approximately 0.842 units (each a “Unit” and collectively, the “Units”) pursuant to the terms and conditions of a Subscription Agreement (the “Subscription Agreement”) and Unit Purchase Agreement (the “Purchase Agreement”) by and among the Company and each of the purchasers (the “Purchasers”) thereto. Each Unit consists of (i) 50,000 shares of Series A convertible preferred stock, par value $0.0001 per share (the “Preferred Stock”), (ii) and a 3 year warrant to purchase 200,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price of $0.375 per share (the “Investor Warrants”) for an aggregate of 42,100 shares of the Company’s Preferred Stock and Investor Warrants to purchase an aggregate of 168,400 shares of the Company’s Common Stock issued at the Subsequent Closing in connection with the cash proceeds received.

Each share of Preferred Stock has a stated value equal to $2.00, subject to increase (the “Stated Value”). The Preferred Stock will automatically convert into shares of Common Stock determined by dividing the Stated Value by $0.25 per share on February 17, 2015. Under certain circumstances, the holders of the Preferred Stock have voluntary conversion rights, are entitled to receive dividends at the rate of 6.0% per annum and shall be entitled to certain anti-dilution protections.

In connection with the Subsequent Closing, the Company also paid to a FINRA registered broker dealer that acted as the placement agent (the “Placement Agent”) an aggregate of $7,368 in cash compensation, representing fees and an expense allowance. In addition, the Company agreed to issue a warrant (the “Placement Agent Warrant”) to purchase an aggregate of 30,000 shares of Common Stock to the Placement Agent (or its designees).

Registration Rights

In connection with the Subsequent Closing, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with each of the Purchasers, which require the Company to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) registering for resale (i) all Common Stock underlying the Preferred Stock issued to the Purchasers as part of the Units, and (ii) all shares of Common Stock issuable upon exercise of the Investor Warrants and the Placement Agent Warrants.

If the Registration Statement is not filed or declared effective by the Commission within the specified deadlines set forth in the Registration Rights Agreement, the Company shall be required to pay to each Purchaser an amount in cash, as partial liquidated damages, equal to 1.0% of the aggregate purchase price paid by such Purchaser pursuant to the Subscription Agreement and Purchase Agreement up to the maximum of 6% of the aggregate Purchase Price. If the Company fails to pay any partial liquidated damages in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum.

Item 3.02	Recent Sales of Unregistered Securities.

The information described in Item 1.01 above is incorporated herein by reference. The Units, including the shares of Preferred Stock, Common Stock underlying the Preferred Stock, the Investor Warrants and the Placement Agent Warrants were issued in connection with the exemption from registration provided by Rule 506(b) of Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in that all Purchasers and the Placement Agent were accredited investors and the Company did not engage in any general advertisement or general solicitation in connection with the purchase and sale of the Units.

This Current Report on Form 8-K is issued in accordance with Rule 135c under the Securities Act, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

As of the date of this filing, there are 66,588,600 shares of Common Stock of the Company issued and outstanding. As of the date of this filing, there are 3,337,725 shares of Preferred Stock issued and outstanding, which includes the shares issued in the Subsequent Closing.

The Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) is filed hereto as Exhibit 3.1 to this Current Report on Form 8-K.  The foregoing summary of the terms of the Certificate of Designation is subject to, and qualified in its entirety by, such document attached hereto, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
Exhibit 3.1	Certificate of Designations of Series A Convertible Preferred Stock (incorporated by reference from Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2015	PROTEA BIOSCIENCES GROUP, INC.

	By:	/s/ Stephen Turner
Stephen Turner Chief Executive Officer